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WaMu Mortgage Pass-Through Certificates

Series 2007-HY3 Marketing Materials

Hybrid ARMS

$ [1,385,407,000]

(Approximate, Subject to +/- 10% Variance)

WaMu Asset Acceptance Corp.
 Depositor

Washington Mutual Bank
 Sponsor and Servicer

Important Notice About Information Presented in this
Preliminary Term Sheet

The securities described in this preliminary term sheet may not be appropriate for all investors. Potential investors must be willing to assume, among other things, market price volatility, prepayment, yield curve and interest rate risks. Investors should carefully consider the risks of these securities.

We do not intend that there be any sale of the securities discussed in this preliminary term sheet in any state in which such offer or sale would be unlawful prior to registration or qualification of such securities under the securities laws of any such state.

The issuer has filed a registration statement (including a prospectus) on Form S-3 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you so request by calling toll-free 1-800-667-9569.

We will provide information to you about the offered certificates in two separate documents that progressively provide more detail: (a) a prospectus, which provides general information, some of which may not apply to your series of certificates, and (b) the WaMu Mortgage Pass–Through Certificates, WaMu Series HY free writing prospectus, along with this preliminary term sheet, describes more specifically the terms of your series of certificates. This preliminary term sheet does not contain all of the information that is required to be included in the prospectus and the prospectus supplement that will be prepared for your series of certificates. The information in this preliminary term sheet is subject to completion or change. The information in this preliminary term sheet supersedes information contained in any prior term sheet relating to these securities prior to the time of your commitment to purchase. To understand the terms of the offered certificates, read carefully this entire preliminary term sheet and the prospectus and the WaMu Mortgage Pass–Through Certificates, WaMu Series HY free writing prospectus we will provide you. You may obtain a copy of the prospectus and the WaMu Mortgage Pass–Through Certificates, WaMu Series HY free writing prospectus by contacting WaMu Capital Corp. at 1-800-667-9569.

THE DATA DESCRIBING THE MORTGAGE POOL IN THIS PRELIMINARY TERM SHEET REFLECTS THE PRELIMINARY CHARACTERISTICS OF THE MORTGAGE POOL AS OF THE CUT-OFF DATE, WHICH IS FEBRUARY 1, 2007.  THE PROSPECTUS SUPPLEMENT THAT WILL BE PREPARED FOR THIS TRANSACTION WILL REFLECT THE FINAL MORTGAGE POOL DATA AS OF THE CUT-OFF DATE.  ONCE AVAILABLE, A FINAL PROSPECTUS AND PROSPECTUS SUPPLEMENT MAY BE OBTAINED WITHOUT CHARGE BY CONTACTING WAMU CAPITAL CORP. AT 1-800-667-9569.

This preliminary term sheet is being delivered to you solely to provide you with information about the offering of the mortgage-backed securities referred to in this preliminary term sheet. The mortgage-backed securities referred to in this preliminary term sheet are being offered when, as and if issued. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in this preliminary term sheet. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

Preliminary Term Sheet

 Date Prepared: Feb. [14], 2007

 Publicly Offered Certificates
WaMu Mortgage Pass-Through Certificates, Series 2007-HY3
$[1,385,407,000]
(Approximate, Subject to +/- 10% Variance)
5/1 Hybrid, Adjustable Rate Residential Mortgage Loans

Class (1)	Principal Amount (Approx.) (2)	WAL (Yrs) To Wtd Avg CPB/Mat (3)	Pmt Window (Mths) To Wtd Avg CPB/Mat (3)	Interest Rate Type	Tranche Type	Expected Ratings S&P and Fitch
4-A1	$ 1,290,991,000	2.33/3.31	1-53/1-353	Variable (4)	Senior	AAA/AAA
4-A2	$ 53,792,000	2.33/3.31	1-53/1-353	Variable (4)	Senior/Mezzanine	AAA/AAA
4-B-1	$ 21,013,000	3.77/6.02	1-53/1-353	Variable (4)	Subordinate	AA/AA
4-B-2	$ 12,607,000	3.77/6.02	1-53/1-353	Variable (4)	Subordinate	A/ A
4-B-3	$ 7,004,000	3.77/6.02	1-53/1-353	Variable (4)	Subordinate	BBB/BBB
4-B-4	$ 7,004,000	Privately Offered Certificates		Variable (4)	Subordinate	BB/BB
4-B-5	$ 4,902,000			Variable (4)	Subordinate	B/B
4-B-6	$ 3,503,482			Variable (4)	Subordinate	NR/NR

Total:

$ 1,400,816,482

(1)     Distributions on the Class 4-A1, Class 4-A2 and Group 4-B Subordinate Certificates (as defined herein) will be derived primarily from a pool of 5/1 adjustable-rate Mortgage Loans (the “Group 4 Mortgage Loans”).

(2)     Class sizes are subject to final collateral pool size and rating agency approval and may increase or decrease by up to 10%.

(3)     WAL and Payment Window for the Group 4-A and the Group 4-B Senior Subordinate Certificates (each as defined herein) are shown to a pricing prepayment speed to the reset date (CPB) (as described herein) and to Maturity.

(4)     For each Distribution Date, the Class 4-A1, Class 4-A2 and Group 4-B Subordinate Certificates will have an interest rate equal to the Loan Group 4 Weighted Average Pass-Through Rate (as defined herein).

Transaction Summary:

Issuing Entity:  WaMu Mortgage Pass-Through Certificates Series 2007-HY3 Trust (the "Trust')

Depositor:  WaMu Asset Acceptance Corp. (“WAAC”).

Sponsor and  Servicer:  Washington Mutual Bank (“WMB”).

Lead Manager:  WaMu Capital Corp.

Trustee:  LaSalle Bank

Rating Agencies:  It is anticipated that the Senior Certificates will be rated by Standard & Poor’s and Fitch. The Subordinate Certificates other than the Class 4-B-6 Certificates will be rated by only one rating agency.  The Class 4-B-6 Certificates will not be rated.  It is expected that the Certificates will be assigned the credit ratings on page 1 of this Preliminary Term Sheet.

Cut-off Date:  February 1, 2007.

Expected Pricing Date:  On or about February [16], 2007.

Closing Date:  On or about February [27], 2007.

Distribution Date:  The 25th of each month (or if such day is not a business day, the next succeeding business day), commencing in March 2007.

Servicing Fee:  [0.375]% per annum of the principal balance of each of the Group 4 Mortgage Loans.

Certificates:  The “Senior Certificates” will consist of Class4-A1 and Class 4-A2 Certificates (the "Group 4-A Certificates"). The “Group 4-B Senior Subordinate Certificates” will consist of the Class 4-B-1, Class 4-B-2, Class 4-B-3 Certificates. The “Group 4-B Junior Subordinate Certificates” will consist of the Class 4-B-4, Class 4-B-5 and Class 4-B-6, Certificates. The Group 4-B Senior Subordinate Certificates and Group 4-B Junior Subordinate Certificates are collectively known as the “Group 4-B Subordinate Certificates” The Senior Certificates and the Group 4-B Subordinate Certificates are collectively referred to herein as the “Certificates.” The Senior and Group 4-B Senior Subordinate Certificates (collectively, the “Offered Certificates”) are being offered hereby.

Accrued Interest:  The Offered Certificates settle with accrued interest.  The price to be paid by investors for the Offered Certificates will include accrued interest from the Cut-off Date up to, but not including, the Closing Date ([26] days).

Interest Accrual Period:  The interest accrual period with respect to the Offered Certificates for a given Distribution Date will be the calendar month preceding the month in which such Distribution Date occurs (on a 30/360 basis).

Registration:  The Offered Certificates will be made available in book-entry form through DTC.  It is anticipated that the Offered Certificates will also be made available in book-entry form through Clearstream, Luxembourg and the Euroclear System.

Federal Tax Treatment:  It is anticipated that the Offered Certificates will be treated as REMIC regular interests for federal tax income purposes.

ERISA Eligibility:  The Offered Certificates are expected to be eligible for purchase by persons investing assets of employee benefit plans and individual retirement accounts.  Prospective investors should review with their legal advisors whether the purchase and holding of the Offered Certificates could give rise to a transaction prohibited or not otherwise permissible under ERISA, the Internal Revenue Code or other similar laws.

SMMEA Treatment:  The Group 4-A and Class 4-B-1 Certificates are expected to constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984 (“SMMEA”). The Class 4-B-2, Class 4-B-3, Class 4-B-4, Class 4-B-5 and Class 4-B-6 Certificates are not expected to constitute “mortgage related securities” for purposes of SMMEA.

Optional Termination:  When the aggregate principal balance of the Group 4 Mortgage Loans has been reduced to less than 10% of that balance as of February 1, 2007, the servicer may purchase all of the Group 4 Mortgage Loans (an “Optional Call Date”).

Pricing Prepayment Speed:  The Offered Certificates will be priced to a prepayment speed of 25% CPB.

Compensating Interest:  Compensating interest paid by the servicer will equal the least of (a) any shortfall for the previous month in interest collections resulting from the timing of payoffs on the Group 4 Mortgage Loans made from the 15th day of the calendar month before the Distribution Date to the last day of such month, (b) the sum of 1/12 of 0.050% of the aggregate Stated Principal Balance of the Group 4 Mortgage Loans, any reinvestment income realized by the servicer relating to payoffs on the Group 4 Mortgage Loans made during the prepayment period, and interest payments on payoffs received during the period of the 1st day through the 14th day of the month of the Distribution Date, as applicable and (c) 1/12 of 0.125% of the aggregate Stated Principal Balance of the Group 4 Mortgage Loans.

Group 4  Mortgage Loans :  As of February 1, 2007, the aggregate principal balance of the Group 4 Mortgage Loans described herein is approximately $[1,400,816,482] (the “Group 4 Mortgage Loans”). The Group 4 Mortgage Loans are non-convertible, adjustable rate One-Year CMT and One-Year LIBOR indexed mortgage loans with initial rate adjustments occurring approximately 60 months after the date of origination of each mortgage loan (“5/1 ARM”).  None of the Group 4 Mortgage Loans will be “Buydown Loans,” which are mortgage loans for which scheduled payments of principal and/or interest have been subsidized for a period of time through a fund provided by the originator or another person at the time of origination. The Group 4 Mortgage Loans are secured by first liens on one- to four-family residential properties, or shares of cooperative units.

5/1 ARM or Group 4 Mortgage Loans

As of February 1, 2007, the aggregate principal balance of the Group 4 Mortgage Loans described herein is approximately $[1,400,816,482]. Each Group 4 Mortgage Loan has an original term to maturity of [30] years.  As of the Cut-off Date, approximately [82.29]% of the Group 4 Mortgage Loans are scheduled to pay only interest for the first 5 years of its term and, thereafter, will pay scheduled principal, in addition to interest, in an amount sufficient to fully amortize the Group 4 Mortgage Loan over its remaining [25] year term. See the attached collateral descriptions for more information.

On the Closing Date, the aggregate principal balance of the Group 4 Mortgage Loans as of the Cut-off Date is expected to be approximately $[1,400,816,482], subject to an increase or decrease of up to 10%.  It is expected that the characteristics of the Group 4 Mortgage Loans on the Closing Date will be substantially similar to the characteristics of the Group 4 Mortgage Loans described herein.  The initial principal balance of any of the Offered Certificates on the Closing Date is subject to an increase or decrease of up to 10% from the amounts shown herein.

Loan Group 4 Weighted Average  Pass-Through  Rate:  For any Distribution Date, the weighted average of the mortgage interest rates on the Group 4 Mortgage Loans as of the second preceding Due Date less the per annum rate at which the related Servicing Fee is calculated.

Stated Principal  Balance:  The "Stated Principal Balance" of any Group 4 Mortgage Loan as of any date of determination is equal to its principal balance as of the Cut-Off Date, after application of all scheduled principal payments due on or before the Cut-Off Date, whether or not received, reduced by all amounts allocable to principal that have been distributed to certificateholders with respect to that Group 4 Mortgage Loan on or before that date of determination, and as further reduced to the extent that any realized loss on that Group 4 Mortgage Loan has been allocated to one or more classes of certificates on or before that date of determination.

Class Principal  Balance:  The “Class Principal Balance” for any Distribution Date and for any class of certificates will equal the aggregate amount of principal to which it is entitled on the Closing Date, reduced by all distributions of principal to that class and all allocations of losses required to be borne by that class before that Distribution Date.

Credit Enhancement:  Senior/subordinate, shifting interest structure. The credit enhancement information shown below is subject to final rating agency approval.

Credit enhancement for the Class 4-A1 and Class 4-A2 Certificates will consist of the subordination of the Group 4-B Subordinate Certificates, initially [4.00]% total subordination.

Shifting Interest:

Group 4-B Subordinate Certificates

  For each Distribution Date in or before February 2014, the Group 4-B Subordinate Certificates will be locked out from receipt of unscheduled principal (unless the Class 4-A1 and Class 4-A2 Certificates are paid down to zero or the credit enhancement provided by the Group 4-B Subordinate Certificates has doubled prior to such date as described below).  After such time and subject to standard collateral performance triggers (as described in the WaMu Mortgage Pass–Through Certificates, WaMu Series HY free writing prospectus), the Group 4-B Subordinate Certificates will receive their increasing portions of unscheduled principal.

The prepayment percentages on the Group 4-B Subordinate Certificates are as follows:

Periods:	Unscheduled Principal Payments (%)
March 2007 – February 2014	0% Pro Rata Share
March 2014 – February 2015	30% Pro Rata Share
March 2015 – February 2016	40% Pro Rata Share
March 2016 – February 2017	60% Pro Rata Share
March 2017 – February 2018	80% Pro Rata Share
March 2018 and after	100% Pro Rata Share

Notwithstanding the foregoing, if the credit enhancement provided by the Group 4-B Subordinate Certificates has doubled (subject to the performance triggers described in the WaMu Mortgage Pass–Through Certificates, WaMu Series HY free writing prospectus), (i) on or prior to the Distribution Date in February 2010, and the cumulative realized losses on the Group 4 Mortgage Loans allocated to the Group 4-B Subordinate Certificates, as a percentage of the aggregate Class Principal Balance of the Group 4-B Subordinate Certificates as of the Closing Date, do not exceed 20%,  the Group 4-B Subordinate Certificates will be entitled to 50% of their pro rata share of Payoffs and Curtailments or (ii) after the Distribution Date in February 2010, and the cumulative realized losses on the Group 4 Mortgage Loans allocated to the Group 4-B Subordinate Certificates, as a percentage of the aggregate Class Principal Balance of the Group 4-B Subordinate Certificates as of the Closing Date, do not exceed 30%, the Group 4-B Subordinate Certificates will be entitled to 100% of their pro rata share of Payoffs and Curtailments.

Notwithstanding the foregoing, for any Distribution Date, in the event that the “Group 4 Senior Percentage” (the aggregate principal balance of the Group 4-A Certificates, divided by the aggregate principal balance of the Group 4 Mortgage Loans, in each case immediately before the Distribution Date) exceeds the initial Group 4 Senior Percentage as of the Closing Date, then the Group 4-A Certificates will receive all unscheduled prepayments on the Group 4 Mortgage Loans.

Structure Rules:

Allocation of Realized Losses:

Any loss realized on a Group 4 Mortgage Loan will be allocated among the Certificates as follows:

(i)  for losses allocable to principal:

(a)  first, to the Group 4-B Junior Subordinate Certificates in reverse numerical order, until their aggregate Class Principal Balance has been reduced to zero;

(b)  second, to the Class 4-B-3 Certificates, until the Class 4-B-3 Principal Balance has been reduced to zero;

(c)  third, to the Class 4-B-2 Certificates, until the Class 4-B-2 Principal Balance has been reduced to zero;

(d)  fourth, to the Class 4-B-1 Certificates, until the Class 4-B-1 Principal Balance has been reduced to zero;

(e)  fifth, to the Class 4-A2 Certificates, until the Class 4-A2 Principal Balance has been reduced to zero; and

(f)  sixth, to the Class 4-A1 Certificates, until the Class 4-A1 Principal Balance has been reduced to zero;

and

(ii)  for losses allocable to interest:

(a)  first, to the Group 4-B Junior Subordinate Certificates in reverse numerical order, in reduction of accrued but unpaid interest and then in reduction of the Class Principal Balances of those certificates;

(b)  second, to the Class 4-B-3 Certificates, in reduction of accrued but unpaid interest and then in reduction of the Class 4-B-3 Principal Balance;

(c)  third, to the Class 4-B-2 Certificates, in reduction of accrued but unpaid interest and then in reduction of the Class 4-B-2 Principal Balance;

(d)  fourth, to the Class 4-B-1 Certificates, in reduction of accrued but unpaid interest and then in reduction of the Class 4-B-1 Principal Balance;

(e)  fifth, to the Class 4-A2 Certificates, in reduction of accrued but unpaid interest and then in reduction of the Class 4-A2 Principal Balance; and

(f)  sixth, to the Class 4-A1 Certificates, in reduction of accrued but unpaid interest and then in reduction of the Class 4-A1 Principal Balance.

Certificates Priority of Distributions:  Available funds from the Group 4 Mortgage Loans will be distributed in the following order of priority:

1)  to the Group 4-A Certificates, accrued and unpaid interest, pro rata, at the related certificate interest rate;

2)  as principal, to the Group 4-A Certificates, pro rata according to Class Principal Balance, until their Class Principal Balances have each been reduced to zero;

3)  to the Class 4-B-1 Certificates, accrued and unpaid interest at the Class 4-B-1 certificate interest rate;

4)  to the Class 4-B-1 Certificates, principal allocable to such Class;

5)  to the Class 4-B-2 Certificates, accrued and unpaid interest at the Class 4-B-2 certificate interest rate;

6)  to the Class 4-B-2 Certificates, principal allocable to such Class;

7)  to the Class 4-B-3 Certificates, accrued and unpaid interest at the Class 4-B-3 certificate interest rate;

8)  to the Class 4-B-3 Certificates, principal allocable to such Class;

9)  to the Class 4-B-4, Class 4-B-5 and Class 4-B-6 Certificates, in sequential order, accrued and unpaid interest and principal in the same manner as for the Group 4-B Senior Subordinate Certificates; and

10)  to the Class R Certificate, any remaining amount.

IMPORTANT NOTICE REGARDING COLLATERAL MATERIALS

            The information contained in this section has not been independently verified by WaMu Capital Corp.  The information contained in this section is preliminary and subject to change and supersedes information contained in any prior collateral materials for this transaction.

WAMU Mortgage Pass-Through Certificates
Series 2007-HY3 Group 4
Mortgage Loans
Preliminary Collateral Information As of 02/01/07

TOTAL CURRENT BALANCE	$1,400,816,482
TOTAL ORIGINAL BALANCE	$1,430,077,139

NUMBER OF LOANS	1,975

			Minimum		Maximum
AVG CURRENT BALANCE	$709,274		$100,000		$2,951,062
AVG ORIGINAL BALANCE	$724,090		$418,500		$3,000,000

WAVG GROSS COUPON	5.74%		4.13%		7.20%
WAVG GROSS MARGIN	2.34%		2.05%		5.02%
WAVG MAX INT RATE	10.74%		9.13%		12.20%

WAVG CURRENT LTV	69.09%		9.30%		80.00%

WAVG FICO SCORE	742		529		840

WAVG MONTHS TO ROLL	48	Month(s)	40	Month(s)	53	Month(s)

WAVG ORIGINAL TERM	360	Month(s)	360	Month(s)	360	Month(s)
WAVG REMAINING TERM	348	Month(s)	340	Month(s)	353	Month(s)
WAVG SEASONING	12	Month(s)	7	Month(s)	20	Month(s)

NZ WAVG PREPAY TERM	32	Month(s)	12	Month(s)	36	Month(s)

TOP STATE CONC	CA(64.45%),MA(5.39%),WA(4.81%)
MAXIMUM CA ZIPCODE	0.96%

FIRST PAY DATE			July 1,2005		August 1,2006

RATE CHANGE DATE			June 1,2010		July 1,2011

MATURITY DATE			June 1,2035		July 1,2036

PRODUCT	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
5/1 CMT	81	$47,350,327.72	3.38%
5/1 I/O CMT	341	287,910,174.18	20.55
5/1 I/O LIBOR	1,209	864,844,618.52	61.74
5/1 LIBOR	344	200,711,361.77	14.33
Total	1,975	$1,400,816,482.19	100.00%

INDEX	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
1 Year CMT	422	$335,260,501.90	23.93%
1 Yr LIBOR	1,553	1,065,555,980.29	76.07
Total	1,975	$1,400,816,482.19	100.00%

CURRENT BALANCE ($)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
1—100,000	1	$100,000.00	0.01%
100,001—200,000	2	280,428.00	0.02
200,001—300,000	2	575,592.84	0.04
300,001—400,000	8	2,904,020.25	0.21
400,001—500,000	510	235,289,845.45	16.80
500,001—600,000	512	281,621,520.69	20.10
600,001—700,000	292	189,513,315.16	13.53
700,001—800,000	172	129,083,455.51	9.21
800,001—900,000	114	96,919,804.75	6.92
900,001—1,000,000	113	109,708,586.34	7.83
1,000,001—1,100,000	37	38,847,941.37	2.77
1,100,001—1,200,000	40	46,118,543.56	3.29
1,200,001—1,300,000	27	33,944,315.29	2.42
1,300,001—1,400,000	26	35,462,960.67	2.53
1,400,001—1,500,000	45	66,201,413.87	4.73
1,500,001—1,600,000	11	16,988,886.06	1.21
1,600,001—1,700,000	19	31,768,289.62	2.27
1,700,001—1,800,000	8	14,026,500.00	1.00
1,800,001—1,900,000	17	31,607,769.27	2.26
1,900,001—2,000,000	13	25,515,574.94	1.82
2,000,001—2,100,000	1	2,037,000.00	0.15
2,100,001—2,200,000	1	2,160,000.00	0.15
2,200,001—2,300,000	1	2,242,500.00	0.16
2,400,001—2,500,000	2	4,947,156.25	0.35
2,500,001 >=	1	2,951,062.30	0.21
Total	1,975	$1,400,816,482.19	100.00%

GROSS COUPON (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
4.001—4.250	1	$1,885,000.00	0.13%
4.251—4.500	8	5,482,803.46	0.39
4.501—4.750	20	14,176,093.70	1.01
4.751—5.000	64	57,164,102.52	4.08
5.001—5.250	121	97,567,055.95	6.97
5.251—5.500	230	170,677,774.33	12.18
5.501—5.750	566	390,872,425.44	27.90
5.751—6.000	544	380,262,838.53	27.15
6.001—6.250	257	170,582,997.00	12.18
6.251—6.500	120	81,592,353.87	5.82
6.501—6.750	36	24,617,745.95	1.76
6.751—7.000	6	4,997,291.79	0.36
7.001—7.250	2	937,999.65	0.07
Total	1,975	$1,400,816,482.19	100.00%

GROSS MARGIN (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
2.001—2.250	1,276	$892,679,622.86	63.73%
2.251—2.500	260	162,913,105.32	11.63
2.501—2.750	395	315,656,355.92	22.53
2.751—3.000	42	28,092,252.66	2.01
3.001—3.250	1	655,210.16	0.05
5.001—5.250	1	819,935.27	0.06
Total	1,975	$1,400,816,482.19	100.00%

MAX INT RATE (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
9.001—9.250	1	$1,885,000.00	0.13%
9.251—9.500	8	5,482,803.46	0.39
9.501—9.750	20	14,176,093.70	1.01
9.751—10.000	66	58,358,924.21	4.17
10.001—10.250	121	97,876,504.26	6.99
10.251—10.500	229	169,855,965.76	12.13
10.501—10.750	557	384,038,287.48	27.42
10.751—11.000	546	381,936,109.06	27.27
11.001—11.250	253	168,207,197.00	12.01
11.251—11.500	120	81,957,442.44	5.85
11.501—11.750	44	29,993,582.36	2.14
11.751—12.000	8	6,110,572.81	0.44
12.001—12.250	2	937,999.65	0.07
Total	1,975	$1,400,816,482.19	100.00%

ORIGINAL TERM (Months)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
360	1,975	$1,400,816,482.19	100.00%
Total	1,975	$1,400,816,482.19	100.00%

REMAINING TERM (Months)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
331—340	2	$3,650,000.00	0.26%
341—350	1,696	1,200,699,991.19	85.71
351—360	277	196,466,491.00	14.03
Total	1,975	$1,400,816,482.19	100.00%

SEASONING (Months)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
7—9	277	$196,466,491.00	14.03%
10—12	1,150	778,491,370.06	55.57
13—15	378	269,967,640.67	19.27
16—18	151	124,816,452.73	8.91
19—21	19	31,074,527.73	2.22
Total	1,975	$1,400,816,482.19	100.00%

CURRENT LTV (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
<= 20	3	$1,049,296.53	0.07%
21—25	9	8,068,760.17	0.58
26—30	12	8,099,889.30	0.58
31—35	21	13,430,642.74	0.96
36—40	36	27,000,730.14	1.93
41—45	31	21,169,736.11	1.51
46—50	52	39,026,572.57	2.79
51—55	98	73,915,412.87	5.28
56—60	102	85,768,319.74	6.12
61—65	133	124,735,197.73	8.90
66—70	303	233,478,365.62	16.67
71—75	302	218,016,795.07	15.56
76—80	873	547,056,763.60	39.05
Total	1,975	$1,400,816,482.19	100.00%

ORIGINAL LTV (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
21—25	4	$5,548,370.47	0.40%
26—30	10	6,132,910.33	0.44
31—35	15	9,465,344.97	0.68
36—40	33	24,032,668.31	1.72
41—45	26	18,003,728.10	1.29
46—50	52	39,575,622.57	2.83
51—55	84	65,333,758.10	4.66
56—60	102	86,035,558.94	6.14
61—65	128	116,325,494.24	8.30
66—70	298	232,862,154.21	16.62
71—75	310	224,052,506.99	15.99
76—80	913	573,448,364.96	40.94
Total	1,975	$1,400,816,482.19	100.00%

FICO SCORE	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
520—539	1	$1,039,055.78	0.07%
540—559	5	3,938,437.25	0.28
560—579	3	1,600,800.00	0.11
580—599	7	5,571,306.07	0.40
600—619	19	14,695,215.52	1.05
620—639	26	16,644,632.23	1.19
640—659	68	47,139,681.28	3.37
660—679	115	81,647,192.13	5.83
680—699	151	108,367,792.34	7.74
700—719	198	141,070,270.66	10.07
720—739	256	174,987,193.37	12.49
740—759	302	214,559,191.03	15.32
760—779	346	244,552,375.72	17.46
780—799	288	198,898,199.22	14.20
800 >=	190	146,105,139.59	10.43
Total	1,975	$1,400,816,482.19	100.00%

DOCUMENTATION	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Full	1,468	$1,050,477,562.67	74.99%
Reduced	507	350,338,919.52	25.01
Total	1,975	$1,400,816,482.19	100.00%

OCCUPANCY	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Investor	33	$20,802,636.24	1.49%
Owner Occupied	1,840	1,305,684,865.96	93.21
Second Home	102	74,328,979.99	5.31
Total	1,975	$1,400,816,482.19	100.00%

PROPERTY TYPE	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
2-4 Family	37	$27,595,653.44	1.97%
Condo	193	128,030,303.33	9.14
PUD	437	306,132,661.58	21.85
Single Family	1,304	937,018,475.69	66.89
Townhouse	4	2,039,388.15	0.15
Total	1,975	$1,400,816,482.19	100.00%

PURPOSE	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Purchase	760	$540,938,829.65	38.62%
Refi—Cash Out	737	515,493,163.66	36.80
Refi—No Cash Out	478	344,384,488.88	24.58
Total	1,975	$1,400,816,482.19	100.00%

PREPAY TERM (Months)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
0	1,954	$1,378,736,149.71	98.42%
12	2	3,447,147.06	0.25
30	3	2,764,947.08	0.20
36	16	15,868,238.34	1.13
Total	1,975	$1,400,816,482.19	100.00%

STATE	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
AL	1	$524,119.33	0.04%
AZ	36	28,751,475.30	2.05
CA	1,280	902,759,368.03	64.45
CO	16	10,017,292.77	0.72
CT	63	54,768,792.20	3.91
DC	5	3,463,412.59	0.25
DE	1	726,000.00	0.05
FL	41	30,366,999.59	2.17
GA	8	4,488,927.28	0.32
HI	2	1,607,031.69	0.11
ID	1	1,988,000.00	0.14
IL	46	30,807,573.40	2.20
IN	4	2,680,771.81	0.19
KY	1	558,000.00	0.04
MA	97	75,553,492.34	5.39
MD	27	18,926,987.50	1.35
MI	9	8,369,536.69	0.60
MN	7	4,249,511.65	0.30
MO	1	480,000.00	0.03
MT	1	454,999.65	0.03
NC	2	1,192,000.00	0.09
NE	1	631,871.62	0.05
NH	2	1,005,462.54	0.07
NJ	45	31,354,158.26	2.24
NV	10	5,265,355.05	0.38
NY	62	47,085,567.77	3.36
OH	4	2,547,438.70	0.18
OR	9	5,105,863.29	0.36
PA	6	4,261,113.00	0.30
RI	2	928,918.83	0.07
SC	3	2,039,361.14	0.15
TX	18	12,606,500.94	0.90
UT	9	7,253,921.48	0.52
VA	42	29,039,167.27	2.07
WA	111	67,344,004.04	4.81
WI	2	1,613,486.44	0.12
Total	1,975	$1,400,816,482.19	100.00%

BACK DTI (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Data Not Compiled	3	$2,507,806.07	0.18%
15.00 or less	54	47,809,195.87	3.41
15.01—20.00	110	87,817,748.62	6.27
20.01—25.00	156	121,534,700.91	8.68
25.01—30.00	244	168,742,323.76	12.05
30.01—35.00	327	229,698,105.10	16.40
35.01—40.00	364	246,019,996.27	17.56
40.01—45.00	317	214,766,294.72	15.33
45.01—50.00	227	158,913,496.39	11.34
50.01—55.00	124	84,797,165.49	6.05
55.01—60.00	27	17,680,702.34	1.26
60.01 >=	22	20,528,946.65	1.47
Total	1,975	$1,400,816,482.19	100.00%

 At origination, the weighted average monthly debt-to-income ratio of all debt of the mortgage loans (exclusive of the data not compiled) was approximately 35.88%.

With respect to the data not compiled for the mortgage loans, no assurance can be given that the monthly debt-to-income ratio of all debt distribution of such mortgage loans does not differ from such distribution for the remaining mortgage loans, and the distribution could differ substantially.

COMBINED LTV (%)	Number of Mortgage Loans	Principal Balance Outstanding as of the Cut-off Date	% of Aggregate Principal Balance Outstanding as of the Cut-off Date
Data Not Compiled	2	$2,076,387.36	0.15%
No Second Lien	1,730	1,232,086,560.20	87.95
60.00 or less	23	17,721,990.38	1.27
60.01—65.00	9	9,126,415.68	0.65
65.01—70.00	23	17,301,986.31	1.24
70.01—75.00	15	11,888,391.66	0.85
75.01—80.00	29	18,743,029.85	1.34
80.01—85.00	21	13,715,218.22	0.98
85.01—90.00	112	71,728,236.97	5.12
90.01—95.00	11	6,428,265.56	0.46
Total	1,975	$1,400,816,482.19	100.00%

 At origination, the weighted average combined loan-to-value ratio of the first and second liens of the mortgage loans (exclusive of mortgage loans with no second lien) was approximately 79.06%.

With respect to the data not compiled for the mortgage loans, no assurance can be given that the combined loan to value percentages of all combined loan to values of such mortgage loans does not differ from such values for the remaining mortgage loans, and the values could differ substantially.